EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

			State of
		Percentage	Incorporation
		of	or
Parent	Subsidiary	Ownership	Organization

Capitol Federal	Capitol Federal	100%	Maryland
Financial, Inc.	Savings Bank

Capitol Federal	Capitol Funds, Inc.	100%	Kansas
Savings Bank

Capitol Funds,	Capitol Federal	100%	Vermont
Inc.	Mortgage Reinsurance
	Company